Exhibit 10.1
April 17, 2024

Alexander J. Jessett
11 Greenway Plaza
Suite 2400
Houston, Texas 77046

Re: Title and Position

Dear Mr. Jessett:

This letter agreement confirms your position with Camden Property Trust, a Texas real estate investment trust (the “Company”).

Effective as of the date of this letter agreement first set forth above, your position with the Company is as its President and Chief Financial Officer, and you will perform the duties normally associated with such position under the control and at the direction of the Board of Trust Managers of the Company (the “Board”) and such other duties as may, from time to time, be assigned to you by the Board that are consistent with such position.

To the extent that any determination of whether “Good Reason” exists under any agreement to which you are a party with the Company is based on your position, duties, responsibilities or status with the Company (or a substantial adverse change in your position, duties, responsibilities or status), or a removal from any such position, such determination will be made with reference to your position as set forth in the preceding paragraph.

Camden Property Trust

By: _____/s/ Richard J. Campo
Richard J. Campo, Chairman

ACCEPTED AND AGREED:

/s/ Alexander J. Jessett
Alexander J. Jessett